EXHIBIT 10.16

                            GLOBAL MARINE INC.
                   1989 STOCK OPTION AND INCENTIVE PLAN


                             FOURTH AMENDMENT



     The Global Marine Inc. 1989 Stock Option and Incentive Plan, as heretofore amended (the "Plan"), is hereby further amended as follows, effective February 14, 1995:
     1. Section 5 of the Plan is hereby amended by adding subsection (h) thereto, said subsection (h) to be and read as follows:

               "(h) The Company may require any participant exercising an option or stock appreciation right or purchasing shares of common stock hereunder to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect thereof. The Board of Directors or the Committee may, in its discretion, permit or require the participant to satisfy such obligation to reimburse the Company by (i) making a cash payment to the Company, (ii) having the Company deduct the required amount from any cash compensation that the Company or any of its subsidiaries may owe the participant, (iii) having the Company withhold from shares issuable in the related transaction, or surrendering the right to acquire, either a specified number of shares or shares having a specified value, in each case with a value not in excess of the participant's related tax liability, (iv) tendering shares previously issued pursuant to the Plan or other shares of the Company's common stock owned by the participant, or (v) combining any or all of the foregoing in any fashion."

     2. Terms used in this Amendment and not defined herein are used herein as they are defined in the Plan. References in the Plan to "this Plan" (and indirect references such as "hereof" and "herein") are amended to refer to the Plan as amended by this Amendment.

     3. Except as expressly amended hereby, the Plan shall remain in full force and effect.